TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                      RESULTS FOR FISCAL YEAR 2003


Minneapolis/May 1, 2003/--For the three months ended March 31, 2003, Techne Corporation's consolidated net earnings increased 17% to $12,393,538 or 30 cents per share (diluted), compared with $10,573,912 or 25 cents per share (diluted) in the third quarter of last year. For the nine months ended March 31, 2003, Techne's consolidated net earnings increased 19% to $32,719,745 or 78 cents per share (diluted), compared with $27,433,328 or 65 cents per share in the first nine months of last year. The improvement in earnings was the result of increased sales and lower intangible amortization partially offset by an increase in the effective income tax rate and increased losses by companies in which Techne has invested.

Consolidated net sales for the quarter and nine months ended March 31, 2003 were a record $37,736,518 and $105,584,968, respectively. This was an increase of $3,451,242 or 10% and $10,320,115 or 11% from the third quarter and first nine months of last year. R&D Europe's net sales for the quarter and nine months increased $2,145,555 (27%) and $4,870,103 (22%). In British pounds, R&D Europe's net sales increased 13% and 11% for the quarter and nine months, respectively. R&D Systems' Biotechnology Division net sales for the quarter and nine months increased $940,215 (4%) and $4,796,981 (8%) and R&D Systems' Hematology Division net sales for the quarter and nine months increased $365,472 (10%) and $653,031 (6%).

On July 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". Goodwill amortization of $1,567,500 and $4,702,500 was expensed in the third quarter and first nine months of last year, respectively, but is no longer amortized under SFAS No. 142. The after tax effect of the goodwill expense in the third quarter and first nine months of fiscal 2002 was $.02 and $.07 per diluted share, respectively.

Research and development expenses for the quarter and nine months ended March 31, 2003 increased $843,123 (19%) and $2,356,453 (18%), respectively.
Approximately half of the increase in each period was due to increased losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The portion of the losses by these two companies included in Techne results for the quarter and nine months ended March 31, 2003 were $923,238 and $2,279,712 ($.02 and $.05 per diluted share), respectively, compared to $529,433 and $1,041,068 ($.01 and $.02 per diluted share), respectively, in the third quarter and first nine months of fiscal 2002. The effective income tax rate increased for the quarter and nine months as a result of increased losses by CCX and DGI for which there are no tax benefits, decreased tax exempt interest income and changes in state income tax regulations.

During the first nine months of fiscal 2003, Techne purchased and retired 926,500 shares of common stock at a market value of $20,481,567. From the start of the Company's repurchase program in May 1995, the Board of Directors has authorized, subject to market conditions and share price, the purchase and retirement of up to a total of $40 million of common stock. Through April 30, 2003, 2,397,700 shares have been purchased at a market value of $33,176,069.

Statements in this earnings release and elsewhere which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.


                 *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854


                             TECHNE CORPORATION
                                   3/31/03
                                 (UNAUDITED)

                            QUARTER ENDED            NINE MONTHS ENDED
                       ------------------------  -------------------------
                         3/31/03      3/31/02      3/31/03        3/31/02
                       -----------  -----------  ------------  ------------
Net sales              $37,736,518  $34,285,276  $105,584,968  $ 95,264,853
Cost of sales            8,756,163    8,392,165    25,817,172    23,968,392
                       -----------  -----------  ------------  ------------
Gross margin            28,980,355   25,893,111    79,767,796    71,296,461

Operating expenses:
  Selling, general
    and administrative   4,705,923    4,469,162    14,557,695    13,913,188
  Research and
    development          5,285,180    4,442,057    15,097,517    12,741,064
  Amortization of
    intangible assets      484,813    2,137,312     1,454,438     6,411,935
Interest expense           178,274      323,719       797,499       997,243
Interest income           (732,060)    (886,595)   (2,226,483)   (2,762,607)
Other non-operating
  expense/(income)         (59,313)      57,544        74,385       (16,690)
                       -----------  -----------  ------------  ------------
                         9,862,817   10,543,199    29,755,051    31,284,133
                       -----------  -----------  ------------  ------------
Earnings before
  income taxes          19,117,538   15,349,912    50,012,745    40,012,328
Income taxes             6,724,000    4,776,000    17,293,000    12,579,000
                       -----------  -----------  ------------  ------------
Net earnings           $12,393,538  $10,573,912  $ 32,719,745  $ 27,433,328
                       ===========  ===========  ============  ============

Earnings per share:
 Basic                 $      0.30  $      0.25  $       0.79  $       0.66
 Diluted               $      0.30  $      0.25  $       0.78  $       0.65

Weighted average
  common shares
  outstanding:
  Basic                 41,296,620   41,544,110    41,369,059    41,488,383
  Diluted               41,990,671   42,524,992    42,198,103    42,531,964



                                                   3/31/03        6/30/02
                                                 ------------  ------------
ASSETS
Cash and equivalents                             $ 26,836,002  $ 26,392,480
Short-term investments                             76,775,269    70,671,341
Receivables                                        20,944,172    19,413,618
Inventory                                           6,558,346     6,077,035
Other current assets                                5,366,314     6,523,275
Property and equipment (net)                       81,543,402    70,312,602
Intangible assets (net)                            17,442,562    18,897,000
Other non-current assets                           16,739,190    19,959,608
                                                 ------------  ------------
  Total assets                                   $252,205,257  $238,246,959
                                                 ============  ============

LIABILITIES
Current liabilities                              $ 13,425,839  $ 14,629,524
Long-term debt                                     16,163,560    17,100,652
Stockholders' equity                              222,615,858   206,516,783
                                                 ------------  ------------
  Total liabilities and equity                   $252,205,257  $238,246,959
                                                 ============  ============